Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com
     News Release
Belden Completes Sale of Trapeze Networks
St. Louis, Missouri — December 17, 2010 — Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, announced today that it has completed the sale of Trapeze Networks to Juniper Networks, Inc. for a purchase price of approximately $152.1 million. Ten percent of the purchase price was deposited into an escrow account according to terms negotiated between the parties. The purchase price is subject to adjustment based on a post-closing analysis of the closing date balance sheet.
About Belden
St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 7,000 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.
Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com